Exhibit 10.26

Executive Wealth Program

1. Executive Wealth Program:
Program Description:
With respect to certain eligible executives (as may be identified by Company from time to time), [Vendor] will provide comprehensive financial planning services which include, but may not be limited to, the following: estate planning; insurance planning; tax planning; retirement planning; cash flow planning and investment planning. Services will be reviewed, advised upon, and/or performed, to the extent applicable to each eligible executive, on an as-needed basis.

The Executive Wealth Program assists executives in developing comprehensive financial plans and is not designed to be specific to any particular investment account and does not modify the terms and conditions of any investment account agreement entered into by an executive, including investment account agreements entered into with [Vendor] or its affiliates.